UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

CERIDIAN CORPORATION

(Name of Registrant as Specified In Its Charter)

CERIDIAN CORPORATION

(Name of Person(s) Filing Proxy Statement)

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Dear Stockholder:

      On behalf of Ceridian’s Board of Directors, I am pleased to invite you to attend Ceridian Corporation’s 2002 Annual Meeting of Stockholders. The meeting will be held at our corporate headquarters located at 3311 East Old Shakopee Road, Minneapolis, Minnesota on Wednesday, May 22, 2002 at 8:30 a.m., local time.

      The Notice of Annual Meeting of Stockholders and the Proxy Statement that follow include information about the proposal recommended by Ceridian’s Board of Directors to elect seven individuals to serve as directors of Ceridian. Our Board of Directors believes that a favorable vote for each nominated director is in the best interests of Ceridian and its stockholders, and unanimously recommends a vote FOR the election of each nominated director. Accordingly, we urge you to review the accompanying materials carefully and to promptly vote your shares.

      Your vote is important. Whether you own a few or many shares of stock, it is important that your shares be represented at the meeting. We hope that you will be able to attend the annual meeting. Whether or not you can be present at the meeting in person, please promptly vote your shares by following the instructions on the enclosed proxy card to ensure that your vote is counted at the meeting. If you do attend, your proxy can be revoked at your request in the event you wish to vote in person.

      We look forward to seeing you at the meeting.

Sincerely,

Ronald L. Turner
Chairman, President and Chief Executive Officer

Ceridian Corporation

3311 East Old Shakopee Road
Minneapolis, Minnesota 55425

Notice of 2002 Annual Meeting of Stockholders

to be Held on Wednesday, May 22, 2002

      The 2002 Annual Meeting of Stockholders of Ceridian Corporation will be held on Wednesday, May 22, 2002 at 8:30 a.m., local time, at our corporate headquarters located at 3311 East Old Shakopee Road, Minneapolis, Minnesota for the purpose of electing seven directors and to transact other business properly coming before the meeting.

      The Board of Directors has fixed the close of business on April 3, 2002 as the record date for the purpose of determining stockholders who are entitled to notice and vote at the meeting and any adjournments. Stockholders are entitled to one vote for each share held of record as of the record date. No admission ticket will be necessary.

      A list of stockholders entitled to vote at the meeting will be open for examination by any stockholder for any purpose germane to the meeting during ordinary business hours from May 10, 2002 through May 21, 2002, at our corporate headquarters.

April 16, 2002

BY ORDER OF THE BOARD OF DIRECTORS

Gary M. Nelson
Executive Vice President, General Counsel and Corporate Secretary

PROXY STATEMENT--GENERAL INFORMATION
ELECTION OF DIRECTORS (ITEM 1)
MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
DIRECTOR COMPENSATION
CORPORATE GOVERNANCE
REPORT OF COMPENSATION AND HUMAN RESOURCES COMMITTEE
STOCK PRICE PERFORMANCE GRAPH
EXECUTIVE COMPENSATION
PENSION PLAN TABLE
EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS
SHARE OWNERSHIP INFORMATION
REPORT OF AUDIT COMMITTEE
INDEPENDENT AUDITORS AND AUDITOR FEES
OTHER MATTERS

PROXY STATEMENT—GENERAL INFORMATION

________________________________________________________________________________

Date, Time, Place and Purposes

The meeting will be held on Wednesday, May 22, 2002 at 8:30 a.m., local time, at our corporate headquarters located at 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425, for the purpose set forth in the Notice of Meeting.

Proxies

This proxy statement is being mailed to our stockholders beginning on or about April 16, 2002 in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders.

YOUR VOTE IS VERY IMPORTANT!

•	Voting by Mail. A proxy card is enclosed for your use. Whether or not you expect to attend the meeting, please sign, date and mail your proxy promptly in the enclosed postage paid envelope.

•	Voting by Telephone and the Internet. If you wish to vote by telephone or by the Internet, please follow the instructions on the enclosed proxy card. If you vote by telephone or the Internet, please do not return your proxy by mail.

Proxies will be voted as specified by you. If you sign, date and mail your proxy without indicating how you want to vote, your proxy will be voted in favor of the election of all of the nominees for director listed in this proxy statement.

The Board recommends you vote FOR all of the nominees for director listed in this proxy statement.

Number of Shares Outstanding

Holders of Ceridian common stock are entitled to one vote for each share held. As of April 3, 2002, the record date, there were 147,410,552 shares of our common stock outstanding and eligible to vote at the meeting.

Quorum Requirement

The presence at the meeting, in person or by proxy, of a majority of shares of our common stock issued and outstanding and eligible to vote will constitute a quorum for the transaction of business at the meeting. In general, shares of common stock either represented by a properly signed and returned proxy card or properly voted by telephone or the Internet will be counted as shares present and entitled to vote at the meeting for purposes of determining a quorum, without regard to whether the vote reflects withholding of authority.

Vote Required for Election of Directors

The seven director nominees receiving the highest number of votes will be elected. Stockholders who do not wish their shares to be voted for a particular nominee may indicate that in the space provided on the proxy card or by following the telephone and Internet instructions.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted by sending a written statement to the Corporate Secretary or by submitting another proxy with a later date. The written statement or proxy with a later date must be received by the Corporate Secretary prior to the meeting. You may also revoke your proxy by appearing and voting at the meeting.

Voting by Participants in Our Benefit Plans

If you own shares of our common stock as a participant in one or more of our employee benefit plans, you will receive a single proxy card that covers both the shares credited to your name in your plan account(s) and any shares you own registered in your name. If any of your plan accounts are not in the same name as your registered shares, you will receive separate proxy cards for your registered and plan holdings. Proxies submitted by participants in our 401(k) plans will serve as voting instructions to the trustees for the plans whether provided by mail, telephone or the Internet. In the absence of voting instructions for participants in the 401(k) plans, the trustees of the plans will vote the undirected shares in the same proportion as the directed shares.

Confidential Voting

We have a policy that if a stockholder requests, his or her vote will be kept confidential prior to the final tabulation of the vote at the meeting. The only exceptions to this policy involve applicable legal requirements and proxy solicitations in opposition to the Board. Access to proxies and individual stockholder voting records is limited to our independent election inspector (The Bank of New York), who may inform us at any time whether or not a particular stockholder has voted.

Householding of Annual Meeting Materials

In December 2000, the Securities and Exchange Commission approved a rule concerning the delivery of annual reports and proxy statements. It permits us to send a single set of these reports to any household at which two or more stockholders reside if we believe they are members of the same family. Each stockholder will continue to receive a separate proxy card in the mailing. This procedure, referred to as householding, reduces the volume of duplicate information you receive and reduces our expenses. We are working with our transfer agent, The Bank of New York, to institute this procedure for all relevant record holder accounts. A notice will be sent to impacted stockholders of record when householding is available through our transfer agent.

This past year, a number of brokerage firms have instituted householding. If your family has multiple Ceridian accounts, you may have received householding notification from your broker earlier this year. Please contact your broker directly if you have questions, require additional copies of the proxy statement or annual report, or wish to revoke your decision to household, and thereby receive multiple reports. These options are available to you at any time.

Other Business

The Board knows of no other matters to be presented for stockholder action at the meeting. If other matters are properly brought before the meeting, the persons named in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

Effect of our March 2001 Spin-Off

Ceridian was formed as a result of the spin-off of the human resource solutions division and human resource solutions and Comdata subsidiaries of Arbitron Inc., formerly known as Ceridian Corporation (which this proxy statement refers to as “Old Ceridian” or “Ceridian’s predecessor”). On March 30, 2001, we became an independent public company when all of our outstanding common stock was distributed to Old Ceridian’s stockholders in a tax-free spin transaction (which this proxy statement refers to as the “spin-off”).

Despite the legal form of the spin-off, because of the relative significance of our businesses to Old Ceridian, we were considered the divesting entity and treated as the “accounting successor” for financial reporting purposes.

Upon completion of the spin-off, each of the directors and all but one of executive officers of Old Ceridian resigned and was thereafter appointed to equivalent positions with Ceridian. We are required to disclose, in this proxy statement, certain information such as executive compensation, Board compensation and meetings and shareholder information for Ceridian for the year 2001. Ceridian was a wholly-owned subsidiary of Old Ceridian and had no assets or operations until March 2001 in connection with the spin-off. Because that information may not be particularly useful to you and because the directors and all but one of executive officers of Ceridian are identical to the directors and executive officers of Ceridian’s predecessor prior to the spin-off, we have included in this proxy statement certain information regarding Ceridian’s predecessor prior to the spin-off.

As used in this proxy statement, references to “Ceridian” or the “Company” mean Ceridian Corporation, formerly known as New Ceridian Corporation, which was incorporated in August 2000, together with its consolidated subsidiaries, unless the context otherwise indicates.

ELECTION OF DIRECTORS (ITEM 1)

Our business is managed under the direction of our Board of Directors. Our Bylaws provide that the Board determines the number of directors, which is currently set at eight and as of May 22, 2002, will be set at seven. The Board has designated as nominees for director seven of the directors presently serving on the Board. In July 2001, Mr. Paul Walsh resigned from the Board for personal reasons. Mr. Bruce Bond is not standing for re-election to the Board. The Board thanks Messrs. Walsh and Bond for their dedicated service to Ceridian. Each nominee was first elected as a director of Ceridian in connection with the spin-off in March 2001, other than Mr. Turner, who was elected as a director in August 2000, at the time of Ceridian’s incorporation.

The Board recommends a vote FOR and solicits proxies in favor of each of the nominees named below. Proxies cannot be voted for more than seven people. The Board has no reason to believe any of the nominees for director will be unable or unavailable to serve. However, if any nominee should for any reason become unable or unavailable to serve, proxies will be voted for another nominee selected by the Board. Alternatively, the Board may reduce the number of directors, and proxies, at the Board’s discretion, may be voted for a fewer number of nominees as results from a director’s inability or unavailability to serve. Each person elected will hold office until the 2003 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal.

Nominees for Election of Directors

The following is biographical information, as of April 1, 2002, concerning the seven nominees for election as directors of Ceridian:

WILLIAM J. CADOGAN, age 53

•	General Partner of St. Paul Venture Capital, an investment firm, since April 2001

•	Chairman, President and Chief Executive Officer of ADC Telecommunications, Inc., a designer and manufacturer of products and systems for broadband telecommunications networks. Chairman of ADC from February 1994 through February 2001, and President and Chief Executive Officer of ADC from July 1991 through February 2001

•	Served as a director of Ceridian’s predecessor from February 2000 to March 2001

•	Also a director of Pentair, Inc.

NICHOLAS D. CHABRAJA, age 59

•	Chairman and Chief Executive Officer of General Dynamics Corporation, a defense and advanced technology company, since June 1997

•	Vice Chairman of General Dynamics from December 1996 to June 1997

•	Executive Vice President of General Dynamics from 1994 to December 1996

•	Served as a director of Ceridian’s predecessor from July 1998 to March 2001

•	Also a director of General Dynamics

ROBERT H. EWALD, age 54

•	Executive Chairman of Learn2 Corporation, an e-learning company, since September 2001

•	President and Chief Executive Officer of E-Stamp Corporation, an Internet postage company, from March 1999 to September 2001

•	Executive Vice President and Chief Operating Officer of Silicon Graphics, Inc., a provider of high performance workstations, servers and super computers, from October 1997 to July 1998

•	Executive Vice President, Computer Systems for Silicon Graphics from April 1997 to October 1997

•	President and Chief Operating Officer of Cray Research, Inc., a computer hardware corporation, from December 1994 to March 1997

•	Served as a director of Ceridian’s predecessor from February 1998 to March 2001

•	Also a director of Learn2 Corporation

RONALD T. LEMAY, age 56

•	President and Chief Operating Officer of Sprint Corporation, a global communications company, since October 1997

•	Chairman, President and Chief Executive Officer of Waste Management, Inc., a provider of waste management services, from July 1997 to October 1997

•	President and Chief Operating Officer of Sprint from February 1996 to July 1997

•	Served as a director of Ceridian’s predecessor from January 1997 to March 2001

•	Also a director of Sprint, Imation Corporation and Allstate Corporation

GEORGE R. LEWIS, age 61

•	Retired President and Chief Executive Officer of Philip Morris Capital Corporation, a subsidiary of Philip Morris Companies Inc., a consumer packaged goods company, from May 1997 through March 2001

•	Vice President and Treasurer of Philip Morris Companies Inc. from 1984 to 1997

•	Served as a director of Ceridian’s predecessor from November 1994 to March 2001

•	Also a director of Kemper Insurance Companies

RONALD L. TURNER, age 55

•	Chairman, President and Chief Executive Officer of Ceridian since its inception

•	Chief Executive Officer of Ceridian’s predecessor from January 2000 to March 2001 and President from April 1998 to March 2001

•	Chief Operating Officer of Ceridian’s predecessor from April 1998 to January 2000

•	Executive Vice President of Operations of Ceridian’s predecessor from March 1997 to April 1998

•	Served as a director of Ceridian’s predecessor from July 1998 to March 2001

•	Also a director of FLIR Systems, Inc.

CAROLE J. UHRICH, age 58

•	Executive Vice President of Maytag Corporation, a home and commercial products company, and President of Maytag’s Home Solutions Group from January 2000 through December 2000

•	Executive Vice President and Assistant Chief Operating Officer of Polaroid Corporation, a photographic equipment and supplies corporation, from September 1998 to April 1999

•	Executive Vice President of Commercial Imaging for Polaroid from March 1997 to September 1998

•	Served as a director of Ceridian’s predecessor from November 1994 to March 2001

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The members of the Board of Directors of Ceridian prior to the spin-off in March 2001 were Ronald L. Turner and Gary M. Nelson. Prior to the spin-off, Ceridian’s Board of Directors took action by unanimous written consent four times and did not have any meetings. Prior to the spin-off, Ceridian had no Board committees.

Immediately following the spin-off, the Board of Directors of Ceridian was comprised of all of the members of the Board of Directors of Ceridian’s predecessor. Since the spin-off, the Board of Directors of Ceridian held four meetings. Each current director of Ceridian attended more than 75% of the meetings of the Board and its committees on which the director served. Following the spin-off, the Board has maintained five committees that took action in 2001 as follows:

Committee	Meetings	Written Action

Executive	1	0
Audit	2	0
Compensation and Human Resources	2	0
Nominating and Board Governance	2	0
Strategy Review	2	0

Membership on the Audit Committee, Compensation and Human Resources Committee and Nominating and Board Governance Committee is limited to directors who are not current or former employees of Ceridian or Ceridian’s predecessor.

Executive Committee

The following directors currently serve on the Executive Committee:

Ronald L. Turner, Chair
Nicholas D. Chabraja
Ronald T. LeMay

The Executive Committee acts on matters that arise between Board meetings and require immediate action. All actions taken by this committee are reported to the Board and are subject to revisions and alterations by the Board.

Audit Committee

The following directors currently serve on the Audit Committee:

George R. Lewis, Chair
Bruce R. Bond
Robert H. Ewald

The Audit Committee:

•	reviews and recommends to the Board the selection of our independent auditors

•	consults with our independent auditors and reviews the scope and significant findings of the audits performed by them

•	reviews the adequacy and sufficiency of our financial and accounting controls, practices and procedures, the activities and recommendations of our internal auditors and our reporting policies and practices

Compensation and Human Resources Committee

The following directors currently serve on the Compensation and Human Resources Committee:

Nicholas D. Chabraja, Chair
William J. Cadogan
Ronald T. LeMay
Carole J. Uhrich

The Compensation and Human Resources Committee:

•	determines compensation policies, practices and structures for our key employees

•	approves the compensation and benefits of our executive officers, including the chief executive officer

•	reviews the process of managing executive succession, diversity and development

•	assesses the adequacy of our human resource policies and principles

Nominating and Board Governance Committee

The following directors currently serve on the Nominating and Board Governance Committee:

Ronald T. LeMay, Chair
Nicholas D. Chabraja
George R. Lewis

The Nominating and Board Governance Committee:

•	reviews the composition, organization and governance of the Board and its committees and recommends to the Board the adoption of relevant policies

•	recommends to the Board compensation for non-employee directors, evaluates the performance of the chief executive officer and considers all nominees, including those recommended by stockholders, for Board membership

Strategy Review Committee

The following directors currently serve on the Strategy Review Committee:

Carole J. Uhrich, Chair
Bruce R. Bond
William J. Cadogan
Robert H. Ewald
Ronald L. Turner

The Strategy Review Committee:

•	assists the Board by reviewing and assessing the strategic plans of our business units and our performance in meeting key objectives in connection with acquisitions and other strategic transactions

•	makes recommendations to the Board on issues relating to corporate strategy and strategic planning

DIRECTOR COMPENSATION

Prior to the spin-off, neither of Ceridian’s two directors, Messrs. Turner and Nelson, received compensation for services as a director of Ceridian. In connection with the spin-off, Mr. Nelson resigned as a director and all of Old Ceridian’s directors became directors of Ceridian. Non-employee directors were compensated by Old Ceridian prior to the spin-off and Ceridian following the spin-off. The following table summarizes the compensation paid to or earned by non-employee directors during 2001. Directors who are employees of Ceridian are not separately compensated for their services as a director.

	Cash
	Compensation	Security Grants

				Shares Issued
				as Restricted
			Shares Issued as	Stock
	Cash Portion of	Shares	Portion of	Award to New
	Annual Retainer	Underlying	Annual Retainer	Director
Name	($)(1)	Options (#)(2)	(#)(1)(3)	(#)(4)

Bruce R. Bond	$26,000	4,000	1,544	0
William J. Cadogan	26,000	4,000	1,544	0
Nicholas D. Chabraja	0	4,000	3,384	0
Robert H. Ewald	26,000	4,000	1,544	0
Ronald T. LeMay	31,000	4,000	1,544	0
George R. Lewis	31,000	4,000	1,544	0
Carole J. Uhrich	31,000	4,000	1,544	0
Paul S. Walsh(5)	15,167	4,000	858	0

(1)	Ceridian’s annual retainer is currently $52,000 and, at the election of the director, between 50% to 100% of this annual retainer is paid in restricted stock, deferred stock or a combination of the two. The amount includes a supplemental annual payment of $5,000 for the chairs of the Compensation and Human Resources, Audit, Nominating and Board Governance and Strategy Review Committees which may be taken in cash, restricted stock, deferred stock or any combination of the three. Mr. Chabraja elected to receive 100% of his annual retainer and committee chair fee in restricted stock.

(2)	Each director received an annual option grant of 4,000 shares of common stock on the date of the annual meeting of stockholders. The exercise price per share of each option granted was 100 percent of the fair market value of the underlying common stock on the date the option was granted. Each option became exercisable in full six months after the date of grant and expires ten years from the date of grant. Mr. Walsh’s option was canceled upon his resignation from the Board of Directors effective July 31, 2001.

(3)	Shares of restricted or deferred stock are non-transferable while the director serves on the Board.

(4)	Each newly elected director receives a one-time award of restricted stock. The number of restricted shares is determined by dividing an amount equal to two and one-half times the then current annual retainer for a non-employee director by the average closing price of a share of common stock on The New York Stock Exchange for the ten trading days prior to the effective date of the individual’s election to the Board, rounded to the nearest 100 shares. Twenty percent of the restricted shares vest on each anniversary of the date of grant, and the shares may not be transferred before they vest. Because all the directors of Ceridian were directors of Old Ceridian prior to the spin-off, these directors were not considered “newly elected” for purposes of receiving this one-time award of restricted stock in March 2001.

(5)	Mr. Walsh resigned as a member of the Board of Directors effective July 31, 2001.

CORPORATE GOVERNANCE

Our Board and management have sought to foster an approach toward corporate governance that will ensure an independent, informed and effective Board, responsible and accountable for acting in the best interests of our stockholders. All directors stand for election every year, and all holders of our common stock have equal voting rights. The Board has approved a statement of corporate governance policies that expresses in a consolidated fashion the corporate governance practices of Ceridian. The statement of policies includes the following:

•	A majority of the directors should be independent.

•	The committees of the Board are established based on the Board’s assessment of what is necessary and desirable in light of Ceridian’s circumstances at any particular time and the Board’s desire to most effectively utilize directors’ time, experience and expertise.

•	The Nominating and Board Governance Committee will review at least annually the size and composition of the Board to assess whether the personal experience and expertise of the individual directors, and the overall mix of experience, expertise, independence and diversity of backgrounds among all the directors, will enable the Board to most effectively monitor our performance and actively participate in developing long-term strategy and financial goals. This review includes director succession planning, in light of expected future needs of the Board and Ceridian, and application of policies pertaining to tenure on the Board.

•	All members of the Audit Committee, Compensation and Human Resources Committee and Nominating and Board Governance Committee are non-employee directors. The Nominating and Board Governance Committee reviews Board committee structure and assignments at least annually and recommends any changes to the Board.

•	The chairpersons of the respective Board committees are expected to assume leadership roles within the Board pertaining to issues within the purview of the committees that they chair.

•	The Nominating and Board Governance Committee periodically conducts an evaluation of the performance of the Board as a whole based on evaluation forms completed by each of the individual directors. The results of this evaluation and any recommendations for change are presented to the Board.

•	Any non-employee director who has completed, or as of the next annual meeting of stockholders will have completed, twelve years of service as a director will submit a letter to the Nominating and Board Governance Committee offering not to stand for re-election to the Board at any future meeting of stockholders. The Nominating and Board Governance Committee shall have complete discretion as to whether and when the offer will be accepted.

•	Upon a change in the employment status of any non-employee director, that director will submit a letter to the Nominating and Board Governance Committee offering not to stand for re-election to the Board at the next annual meeting of our stockholders. The Nominating and Board Governance Committee will have complete discretion as to whether the offer will be accepted.

•	Unless waived by the Board, any non-employee director must retire from the Board no later than the next annual meeting of our stockholders occurring after his or her 70th birthday. Any director who is also an officer of Ceridian will retire from the Board immediately upon retirement or termination as an officer and employee of the company.

•	The non-employee directors meet in executive session at least once per year, and include in this meeting an evaluation of the performance of the chief executive officer, based on evaluation and feedback forms previously completed by the non-employee directors.

REPORT OF COMPENSATION AND HUMAN RESOURCES COMMITTEE

All of Ceridian’s current executive officers were executive officers of both Ceridian and Old Ceridian during 2001, and were compensated by Old Ceridian until March 31, 2001 and by Ceridian for the remainder of 2001. The following is Ceridian’s Compensation and Human Resources Committee’s report on executive compensation for 2001.

The Compensation and Human Resources Committee is responsible for establishing and administering the compensation program for executive officers of the company. All committee members are independent directors who are not either current or former employees of the company. The executive compensation program is designed to:

•	Compete aggressively with other companies

•	Reward superior performance with superior levels of compensation

•	Align the interests of senior management with the interests of stockholders

The executive compensation program is composed of three elements:

•	Base salary

•	Annual incentive bonus

•	Long-term incentive compensation

Base salary is targeted at around the 50th percentile of comparative market data. Total compensation (base salary, annual incentive bonus and long-term incentive compensation) is targeted at or above the 75th percentile for achieving superior performance goals. Greater weight is given to an executive’s performance-based compensation (annual incentive bonus and long-term incentive compensation). The higher the level of responsibility an executive has, the greater the executive’s total direct compensation emphasizes performance-based compensation. The committee also determines the performance goals for incentive compensation plans in conjunction with the Board’s approval of strategic and operating plans.

Each year the committee receives information regarding competitive compensation levels and practices for positions comparable to the company’s executive officer positions. This information is obtained from nationwide compensation survey information collected and evaluated internally by management and by independent consulting firms. The committee also receives advice from an independent, nationally recognized, compensation consulting firm. As a result, comparative compensation information is drawn from a broader range of companies than those included in the company’s peer group index utilized in the stock price performance graph found in this proxy statement, and not all of the companies included in the peer group index are included in the surveys the committee utilizes. Based on this comparative information, the committee generally targets base salary, total cash compensation (salary plus annual bonus) and long-term incentive compensation for each executive officer position to fall within a range between the 50th and 75th percentiles of the relevant marketplace.

Base Salary

The annual determination of an executive officer’s salary is based on the committee’s subjective assessment of the following factors:

•	Responsibilities of the position

•	Competitive practice

•	Performance and experience of the executive

•	Relative internal relationships

The 2001 base salaries for executive officers, including the named executives in the summary compensation table contained in this proxy statement, were generally within the targeted range.

Annual Incentive Bonus

The annual determination of an executive officer’s target bonus is based on the committee’s subjective assessment of the components listed below, the same factors considered with respect to determining base salary, and the philosophy regarding performance-based compensation. The actual amount of the annual incentive bonus is subject to the discretion of the committee. The amount or existence of any incentive payments can be impacted by significant external events, individual employment status and performance, and any unusual business events.

For 2001, the target bonus percentage for the named executives, other than Mr. Turner, ranged from 55% to 75% of base salary, with the maximum possible bonus equal to between 110% to 150% of base salary. The potential annual bonus for corporate executive officers, which includes Ronald L. Turner, John R. Eickhoff and Gary M. Nelson of the named executives, was comprised of three components:

•	60% of the targeted bonus was dependent upon the achievement of specified levels of earnings per share

•	20% of the targeted bonus was dependent upon the achievement of specified levels of revenue growth

•	20% of the targeted bonus was dependent upon the committee’s subjective assessment of quarterly earnings per share results

The potential annual bonus for an executive officer responsible for an operating unit, which includes Tony G. Holcombe and Gary A. Krow of the named executives, was comprised of four components:

•	30% of the targeted bonus was dependent upon the same earnings per share requirement

•	30% of the targeted bonus was dependent upon the operating unit achieving specified levels of pre-tax earnings

•	15% of the targeted bonus was dependent upon the operating unit achieving specified levels of revenue growth

•	25% of the targeted bonus was dependent upon the committee’s subjective assessment of the executive officer’s individual performance in areas such as productivity and quality improvements

For 2001, the committee used its discretion in awarding annual incentive bonuses. Payments under the annual incentive bonus program for the named executives were generally below target, with the exception of Mr. Krow whose payment was between target and superior. This resulted in bonus payments for the named executives, other than Mr. Turner, ranging from approximately 28% to 100% of base salary. In addition, in April 2001 Mr. Eickhoff received an additional cash incentive to delay his retirement.

Long-Term Incentive Compensation

Long-term incentives for executive officers consist primarily of annual awards of stock options. The annual determination of an executive officer’s option award within the range prescribed for his or her position is also based on the committee’s subjective assessment of the following factors:

•	Responsibilities of the position

•	Performance and experience of the individual

•	Past option awards made to the individual

In 2001, annual stock option awards were made to each of the named executive officers that were generally within the targeted range. Such awards vest over three years and expire on January 31, 2006.

Chief Executive Officer Compensation

Mr. Turner’s base salary during 2001 was $615,000, an increase of 2.5% over his 2000 base salary. For 2001, Mr. Turner’s target annual bonus percentage was 100% of his base salary and his maximum annual bonus percentage was 200% of his base salary, which was determined in the manner described above. In 2001, Mr. Turner’s actual incentive bonus payment amounted to approximately 69% of his base salary. The committee determined that Mr. Turner’s salary, annual bonus target percentage and long-term incentive compensation are in accordance with the practices described above. These determinations are based primarily on the committee’s subjective evaluation of Mr. Turner’s performance, the company’s performance and its stock price performance. The committee has assigned no specific weighting to the factors it considered in evaluating the total direct compensation of Mr. Turner.

Stock Ownership Guidelines

The committee has approved stock ownership guidelines for all of the senior executive officers. The stock ownership guidelines provide that each senior executive should strive to own stock with a market value equal to a multiple of his or her base salary. The ownership guidelines range from owning stock of the company valued at five times base salary for the Chief Executive Officer to two times base salary for certain corporate executive officers. The current senior executive officers have until 2005 in which to attain their individual stock ownership goals. The committee is monitoring the progress of these senior executives as they strive to meet the stock ownership guidelines.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits to $1 million the tax deduction for annual compensation paid to the chief executive officer and the four most highly compensated officers (other than the chief executive officer) of a publicly held corporation unless certain requirements are met. One of these requirements is that compensation over $1 million be based on attainment of performance goals established in the manner prescribed by Section 162(m). The company paid no excess compensation in 2001. The committee supports the philosophy that a significant portion of the total compensation provided to an executive should be performance-based, and it has taken steps to qualify all long-term incentive compensation in the future as deductible under Section 162(m). At the same time, the committee believes that it is important for the committee to retain the flexibility to tailor the salary and bonus components of the compensation program in the manner it believes to be most beneficial to the company and its stockholders.

March 29, 2002

Compensation and Human Resources Committee

Nicholas D. Chabraja, Chair
William J. Cadogan
Ronald T. LeMay
Carole J. Uhrich

STOCK PRICE PERFORMANCE GRAPH

Our common stock was wholly owned by Old Ceridian until the spin-off and therefore did not trade on a regular way basis on the New York Stock Exchange until April 2, 2001.

The graph below compares the cumulative total return since April 2, 2001, the date of regular way trading of Ceridian common stock after the spin-off, to December 31, 2001, for Ceridian’s common stock, the S&P 500 Index and our peer group index of data services companies aligned to Ceridian’s HRS and Comdata business segments. The peer group index of data services companies, weighted for market capitalization, consists of Automatic Data Processing, Inc.; Bisys, Inc.; Concord EFS, Inc.; DST Systems, Inc.; Equifax, Inc.; First Data Corporation; Fiserv, Inc.; Paychex, Inc.; and ProBusiness Services, Inc. The peer group of Ceridian does not contain certain companies in Old Ceridian’s peer group that were in the media ratings business and includes additional companies in Ceridian’s current lines of business.

The graph assumes the investment of $100 in each of Ceridian’s common stock, the S&P 500 Index and the peer group index of Ceridian on April 2, 2001, and the reinvestment of all dividends as and when distributed.

COMPARISON OF NINE MONTH CUMULATIVE TOTAL RETURN

(CERIDIAN, THE S&P 500 INDEX AND THE PEER GROUP INDEX)

EXECUTIVE COMPENSATION

All of our executive officers served as executive officers of and received compensation from Ceridian and Old Ceridian in 2001. In 1999 and 2000, the executive officers were compensated by Old Ceridian. The following tables summarize the cash and non-cash compensation paid to or earned by our chief executive officer and our next four most highly compensated executive officers as of December 31, 2001. These five individuals are referred to in this proxy statement as the “named executives.”

Summary Compensation Table

The following table summarizes the compensation for the past three years paid to or earned by the named executives:

		Annual Compensation

				Other Annual
				Compensation
Name and Principal Position	Year	Salary($)(1)	Bonus($)	($)(2)

Ronald L. Turner	2001	$658,750	$425,000	$14,889
Chairman, President and	2000	645,000	500,000	59,693 (6)
Chief Executive Officer	1999	466,654	318,267	—
John R. Eickhoff	2001	395,416	222,000	—
Executive Vice President and	2000	344,992	227,520	—
Chief Financial Officer	1999	344,992	203,691	—
Tony G. Holcombe	2001	443,334	160,000	50,539
Executive Vice President and	2000	404,168	260,000	—
President of Ceridian	1999	318,124	249,487	—
Employer/ Employee Services
Gary A. Krow	2001	299,160	275,000	16,153
Executive Vice President and	2000	290,008	236,513	—
President of Comdata	1999	242,751	150,035	—
Gary M. Nelson	2001	276,992	90,000	29,226
Executive Vice President,	2000	276,992	190,000	—
General Counsel and	1999	263,484	130,200	—
Corporate Secretary

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Long-Term Compensation

	Awards	Payouts

	Securities
	Underlying		All Other
	Options/SARs	LTIP	Compensation
Name and Principal Position	(#)(3)	Payouts($)(4)	($)(5)

Ronald L. Turner	134,680	$—	$2,550
Chairman, President and	74,011 (7)	—	3,030
Chief Executive Officer	673,400	—	4,800
John R. Eickhoff	148,148	—	2,550
Executive Vice President and	67,340	—	3,030
Chief Financial Officer	47,138	—	4,800
Tony G. Holcombe	168,350	—	—
Executive Vice President and	67,340	—	—
President of Ceridian	161,616	—	—
Employer/ Employee Services
Gary A. Krow	134,680	—	5,100
Executive Vice President and	—	—	6,060
President of Comdata	92,592	37,247	9,600
Gary M. Nelson	83,502	—	5,100
Executive Vice President,	—	—	6,060
General Counsel and	53,872	—	9,600
Corporate Secretary

(1)	The amounts reported for each individual as salary include an annual expense allowance paid to these individuals.

(2)	The amounts reported in 2001 in this column represent the market value of an additional credit of 15% paid by Ceridian on funds transferred or deferred into an individual’s phantom stock account under the Ceridian Corporation Deferred Compensation Plan. The market value of the additional credit of phantom stock was determined by utilizing the closing price of Ceridian common stock on the NYSE on the date deferred funds were credited to the individual’s phantom stock account. The additional credit vests on the last day of the second calendar year that begins after the date that the transfer or contribution is made into the phantom stock account.

(3)	The options granted to these individuals were made prior to the spin-off. In connection with the spin-off, outstanding options to purchase such common stock were replaced with options to purchase Ceridian common stock, the number and exercise prices of which were adjusted so that the new options to purchase Ceridian common stock have equivalent economic terms to the old options. All stock award information has been adjusted to reflect the spin-off conversion adjustments and a stock split paid in the form of a 100% stock dividend on February 26, 1999.

(4)	The amounts reported in this column represent the market value of shares of common stock which were granted in 1994 under a performance restricted stock program and which vested on January 15, 1999 for

Mr. Krow. The market value of the shares of such common stock was determined by utilizing the closing price of such common stock on the NYSE on the vesting date.

(5)	The amounts disclosed for each individual represent company contributions to the accounts of the named individuals in a 401(k) defined contribution plan.

(6)	The amount disclosed represents perquisites and includes $46,250 attributable to personal aircraft use substantially related to the transportation of family members to company business events.

(7)	The award represents a reload option to purchase common stock that was granted as a result of Mr. Turner exercising an option using previously owned shares.

Options to Purchase Common Stock Granted During 2001

The following table shows the numbers of options to purchase shares of common stock that were granted during 2001 to the named executives.

	Individual Grants(1)(2)
					Potential Realizable Value at
	Number of	% of Total			Assumed Annual Rates of
	Securities	Options/SARs			Stock Price Appreciation for
	Underlying	Granted to	Exercise or		Option Term(4)
	Options/SARs	Employees in	Base Price	Expiration
Name	Granted(#)	Fiscal Year	($/Sh)(3)	Date	5%($)	10%($)

Ronald L. Turner	134,680	1.92%	$13.71	1/31/06	$517,010	$1,126,342
John R. Eickhoff	148,148	2.11%	$13.71	1/31/06	568,711	1,238,977
Tony G. Holcombe	168,350	2.40%	$13.71	1/31/06	646,262	1,407,928
Gary A. Krow	134,680	1.92%	$13.71	1/31/06	517,010	1,126,342
Gary M. Nelson	83,502	1.19%	$13.71	1/31/06	320,547	698,336

(1)	In connection with the spin-off, outstanding options to purchase such common stock were replaced with options to purchase Ceridian common stock, the number and exercise prices of which were adjusted so that the new options to purchase Ceridian common stock have equivalent economic terms to the old options. The number of shares and exercise prices listed in the table reflect the spin-off conversion adjustments.

(2)	All of the above options vest in cumulative one-third installments beginning on January 31, 2002. The exercisability of the above options will generally be accelerated (i) if an optionee’s employment is terminated due to death or disability or (ii) upon a change of control. All of the above options have a “reload” feature, meaning a reload option is granted when an option reported in this table is exercised and payment of the exercise price is made by delivery of previously owned shares of common stock. Each reload option is granted for the number of shares of common stock tendered as payment for the exercise price and tax withholdings of the underlying option. The exercise price of a reload option is equal to the fair market value (closing price on the NYSE) of a share of common stock on the date of grant. A reload option is exercisable in full on the date of grant, and will expire on the same date as the underlying option.

(3)	The per share exercise price of each option is equal to the market value (closing price on the NYSE) of a share of common stock on the date of grant.

(4)	These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock of Ceridian, overall market conditions and the optionees’ continued employment through the vesting period. The amounts represented in this table may not necessarily be achieved.

Exercises and Values of Options to Purchase Common Stock

The following table summarizes information regarding the exercise of options to purchase shares of common stock during 2001 by the named executives, as well as the December 31, 2001 value of unexercised stock options held by the named executives.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-The-Money
	Shares		Options/SARs at		Options/SARs at
	Acquired	Value	Fiscal Year End(#)(1)		Fiscal Year End($)(2)
	on Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Ronald L. Turner	—	—	1,146,962	583,613	$4,034,851	$2,452,073
John R. Eickhoff	—	—	973,257	255,892	3,707,366	746,666
Tony G. Holcombe	—	—	368,126	320,986	971,132	1,240,399
Gary A. Krow	—	—	209,144	196,407	847,917	859,759
Gary M. Nelson	—	—	198,429	119,416	524,509	562,710

(1)	In connection with the spin-off, outstanding options to purchase such common stock were replaced with options to purchase Ceridian common stock, the number and exercise prices of which were adjusted so that the new options to purchase Ceridian common stock have equivalent economic terms to the old options. The numbers of shares underlying unexercised options reflect the spin-off conversion adjustments.

(2)	Represents the difference between the market value (closing price on the NYSE) of Ceridian common stock on December 29, 2001 ($18.75) and the exercise price of in-the-money options, before payment of applicable income taxes.

Pension Plans

We maintain a voluntary, tax qualified, defined benefit pension plan for our U.S. employees that is funded by employee and employer contributions. This plan, which was assumed by us in connection with the spin-off, was closed to new participants effective January 2, 1995. The amount of the annual benefit under the plan is based upon an employee’s average annual compensation during the employee’s highest consecutive five-year earnings period with our company (or our predecessor company) while participating in the plan. Because the Internal Revenue Code limits the annual benefit that may be paid from tax-qualified plans, such as our pension plan, a benefit equalization plan was established, which we also assumed in connection with the spin-off, to provide retirees with supplemental benefits so that they will receive, in the aggregate, the benefits they would have been entitled to receive under the pension plan had these limits not been in effect. A benefit protection trust has been established and partially funded to pay benefit equalization plan benefits to participants whose employment terminated after December 1, 1994. This trust was transferred to us in the spin-off. A separate benefit protection trust has also been established and partially funded for the benefits to be paid to Messrs. Turner and Eickhoff under the benefit equalization plan. Mr. Turner’s trust was established post spin-off and Mr. Eickhoff’s trust was transferred to us in the spin-off. Assets in each of these three trusts remain subject to the claims of our general creditors in the event of our insolvency but otherwise will be used only to pay benefit equalization benefits and related expenses.

The following table shows estimated annual benefits payable under the pension plan and the benefit equalization plan to an employee who retires in 2002 at age 65:

PENSION PLAN TABLE

	Years of Credited Service

Remuneration	10	15	20	25	30	35	40

600,000	$94,028	$141,042	$188,056	$235,070	$282,083	$318,083	$354,083
700,000	110,028	165,042	220,056	275,070	330,083	372,083	414,083
800,000	126,028	189,042	252,056	315,070	378,083	426,083	474,083
1,000,000	158,028	237,042	316,056	395,070	474,083	534,083	594,083
1,100,000	174,028	261,042	348,056	435,070	522,083	588,083	654,083
1,200,000	190,028	285,042	380,056	475,070	570,083	642,083	714,083
1,400,000	222,028	333,042	444,056	555,070	666,083	750,083	834,083

Annual compensation for purposes of the pension plan and the benefit equalization plan consists of salary and any annual bonus paid during the year, less the amount contributed by the employee to the pension plan that year on a pre-tax basis. Compensation for 2001 covered by these plans for the named executives was as follows: Mr. Turner, $1,071,561 and Mr. Eickhoff, $645,499. Messrs. Holcombe, Krow and Nelson are not eligible to participate in the pension plan or the benefit equalization plan. For purposes of the pension plan and the benefit equalization plan, an annual bonus is considered part of annual compensation in the year in which it is paid, rather than the year in which it was earned (the latter formulation being the basis on which amounts are reported in the Summary Compensation Table).

As of December 31, 2001, years of credited service Mr. Turner was nine years and for Mr. Eickhoff was 38.25 years.

Benefit amounts in the Pension Plan Table above are computed assuming payments are made on the normal life annuity basis and not under any of the various survivor options. Benefits listed in the table are not subject to deduction for Social Security or other offset amounts.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

Executive Employment Agreements

We have employment agreements with each of the named executives.

Term. The initial term of our agreements with Messrs. Turner, Holcombe, Krow and Nelson expire on the later of January 29, 2005 or two years after a change of control of Ceridian occurring before the expiration of the agreement. Our agreements with Messrs. Turner, Holcombe, Krow and Nelson will each automatically renew for successive additional one-year terms on each anniversary date of the agreement. The term of our agreement with Mr. Eickhoff expires on the later of December 31, 2002 or two years after a change of control of Ceridian occurring before that date.

Payments Upon Termination. If we terminate an agreement with a named executive without cause and a release of claims is signed by the named executive, the named executive will be entitled to receive a lump sum payment equal to:

•	75 days of his annual base salary;

•	Two year’s base salary and annual cash expense allowance (three years for Mr. Turner); and

•	A proportionate share of the bonus the executive would otherwise have received if he had remained employed with Ceridian for the full year in which termination occurred.

The agreement for Mr. Eickhoff provides that in the event of his termination without cause, he will also receive a supplemental retirement benefit calculated by including an additional year’s base salary in the determination of his final average pay. Our agreements with the named executives contain provisions providing payments if termination occurs due to death or disability.

Our agreement with Mr. Turner provides for the continuation of group benefits until age 65 if Mr. Turner retires after the age of 55 with five or more years of service with Ceridian (including his prior service with Ceridian’s predecessor). Mr. Turner’s agreement provides for a supplemental retirement benefit payable to him following his termination of employment provided that he does not breach his confidentiality, non-compete, non-recruitment and non-disparagement obligations. This benefit will be paid in the form of a lump sum payment equal to the present value of the normal monthly pension to Mr. Turner for his lifetime that starts during the fourth month after his employment is terminated. If Mr. Turner is at least age 60 at the time of the payment, the monthly benefit will be one-twelfth of 2.5 percent of his final average pay for each year of service (including his service with Ceridian’s predecessor) through the year he reaches age 62 and 1.67 percent of his final average pay for each subsequent year of service, minus any payments he would receive under the pension plans. If Mr. Turner is not at least age 60 at the time of the payment, the monthly benefit will be reduced. If Mr. Turner dies before the first day of the fourth month after his employment terminates, his surviving spouse will receive a reduced lump sum benefit.

Change of Control Arrangements

The exercisability of stock options or the vesting of other awards under our stock-based compensation plans and the payment of benefits under the executive employment agreements described above accelerate upon either a “change of control” or a “change of control termination.”

In addition, our retirement plan provides that upon the occurrence of a change of control or a determination by our Board of Directors that a change of control may occur in the near future, excess plan assets (that is, assets in excess of the present value of plan liabilities, determined as if the plan had terminated), may be used to increase benefits in the manner and to the extent determined by our Board of Directors.

For these purposes, a “change of control” is generally defined as any of the following:

•	A merger or consolidation involving Ceridian if less than 60 percent of its voting stock after the business combination is held by persons who were stockholders before the business combination;

•	Ownership by a person or group acting in concert of at least 20 percent of our voting securities, excluding acquisition by us, our benefit plans or acquisition by individuals reporting their ownership on Schedule 13G;

•	A sale of substantially all of our assets;

•	Approval by our stockholders of a plan for the liquidation of our company;

•	Specified changes in the composition of our Board of Directors; or

•	Any other events or transactions that our Board of Directors determines constitute a change of control.

The term “change of control termination” refers to either of the following if it occurs within two years of a “change of control” of Ceridian:

•	Termination of an executive’s employment by us for any reason other than conduct that constitutes fraud, theft or embezzlement of our assets, an intentional violation of law involving moral turpitude, or failure to follow our conduct or ethics policies; and

•	The executive terminates employment with Ceridian for “good reason,” which is generally defined as an adverse change in an executive’s responsibilities, authority, compensation, benefits or working conditions or a material breach by us of the executive’s employment agreement.

A change of control termination does not include termination of employment due to death or disability, but includes terminations in anticipation of a change of control (whether or not the change of control actually occurs).

The executive employment agreements with the named executives provide that following a change of control termination, each named executive will be entitled to receive a lump sum payment that is equal to (i) the prorated portion of the executive’s bonus that was earned at “target” levels for the year termination occurs, and (ii) three times the following:

•	Twelve months base salary;

•	Any bonus the executive would have received under all applicable Ceridian bonus plans for the year in which the termination occurs had “superior” goals been achieved; and

•	Amount of the annual cash expense allowance.

In addition, Messrs. Holcombe, Krow and Nelson will receive three times the highest aggregate amount of basic and performance matching contributions into Ceridian’s Savings and Investment Plan.

Messrs. Turner and Eickhoff will receive a pension supplement equivalent to the value of three additional years of age and service credit under Ceridian’s defined benefit pension plans (other than Mr. Turner’s supplemental retirement benefit pursuant to his employment agreement). If Mr. Turner’s supplemental benefit is paid before his sixtieth birthday, the reduction for early retirement will not be applied. The amount of Mr. Eickhoff’s lump sum payment will be included in the determination of final average pay for purposes of computing his supplemental retirement benefits.

The lump sum payments made to the named executives would be in lieu of any other severance payment specified in their executive employment agreements. In addition to the lump sum payments, the executives would receive “gross-up” payments to put the executives in the same after-tax position as if no excise taxes under the Internal Revenue Code had been imposed. Also, following a change of control termination, all of the named executives will receive until age 65 the same group health and welfare benefits the executive received immediately prior to the change of control.

SHARE OWNERSHIP INFORMATION

Share Ownership of Directors and Management

The following table sets forth certain information regarding the beneficial ownership of Ceridian common stock as of March 31, 2002 by each director, by each of the named executives, and by all executive officers and directors as a group.

	Amount and Nature of Ownership(1)

		Options
	Shares of	Exercisable
Name of Individual	Common Stock	Within 60 days	Phantom
or Identity of Group	(2)(3)	of 3/31/02	Shares(4)	Total

Directors:
Bruce R. Bond	8,504	14,774	0	23,278
William J. Cadogan	11,449	9,387	0	20,836
Nicholas D. Chabraja	10,344	14,774	0	25,118
Robert H. Ewald	10,040	20,161	0	30,201
Ronald T. LeMay	11,446	24,201	0	35,647
George R. Lewis	12,356	30,935	0	43,291
Ronald L. Turner	75,767	1,528,556	6,602	1,610,925
Carole J. Uhrich	12,356	30,935	0	43,291
Other Named Executives:
John R. Eickhoff	41,816	1,022,640	0	1,064,456
Tony G. Holcombe	5,000	527,498	22,410	554,908
Gary A. Krow	13,996	300,334	11,717	326,047
Gary M. Nelson	4,636	253,199	14,350	272,185
All Executive Officers and Directors as a Group (14 persons)	240,230	4,095,241	57,449	4,392,920

(1)	Each individual owns less than one percent of the total outstanding shares of Ceridian common stock, except for Mr. Turner who owns approximately one percent. All directors and executive officers as a group own approximately three percent of the total outstanding shares of Ceridian common stock. Except for phantom shares, each director and executive officer has sole voting and investment power for all shares of common stock opposite his or her name.

(2)	Includes shares of restricted stock held by directors.

(3)	Includes shares of common stock allocated to the individual accounts of executive officers under Ceridian’s 401(k) plans.

(4)	Includes phantom shares credited to the individual accounts of executive officers pursuant to deferrals made by the individual under the Ceridian Corporation Deferred Compensation Plan. All distributions paid from an individual’s phantom stock account will be made in Ceridian common stock (fractional shares paid in cash). Phantom stock may not be transferred out of an individual’s phantom stock account until retirement or termination. Phantom stock does not have voting rights. For each contribution made by an individual to his or her phantom stock account, Ceridian credits the individual’s phantom stock account with an additional 15 percent premium on the amount contributed by the individual. This additional credit vests on the last day of the second year that begins after the date that the contribution is made into the individual’s phantom stock account.

Share Ownership of Certain Beneficial Owners

The following table sets forth certain information regarding the beneficial ownership of Ceridian common stock by each stockholder who is known by us to own beneficially more than 5% of our outstanding common stock. Each person has sole voting and investment power with respect to the shares listed unless otherwise indicated. The percentages below are based on the number of shares of Ceridian common stock issued and outstanding as of March 31, 2002.

	Amount and Nature
	of Beneficial	Percent of
Name and Address of Beneficial Owner	Ownership	Class

Janus Capital Corporation	18,258,770(1)	12.39%
Thomas H. Bailey 100 Fillmore Street Denver, CO 80206
Capital Research and Management Company	16,656,000(2)	11.30%
333 South Hope Street Los Angeles, CA 90071
FMR Corp.	12,830,450(3)	8.71%
Edward C. Johnson 3d Abigail P. Johnson
82 Devonshire Street Boston, MA 02109
Harris Associates L.P.	12,142,057(4)	8.24%
Harris Associates Inc.
Two North LaSalle Street, Suite 500 Chicago, IL 60602
AIM Management Group Inc., and its subsidiaries	10,347,810(5)	7.02%
AIM Advisors, Inc. AIM Capital Management, Inc., and AIM Private Asset Management, Inc.
11 Greenway Plaza, Suite 100 Houston, TX 77046
AXA and its subsidiaries, including	8,582,290(6)	5.82%
Alliance Capital Management L.P.
25, avenue Matignon 75008 Paris, France

(1)	Beneficial ownership as of December 31, 2001 as reported in a Schedule 13G dated February 8, 2002. These securities are deemed beneficially owned by the named parties as a result of Janus Capital providing investment advice to several investment companies and Mr. Bailey serving as Chairman, President and CEO of Janus Capital. Represents sole power to vote or direct the vote of 18,258,770 shares and sole power to dispose or to direct the disposition of 18,258,770 shares.

(2)	Beneficial ownership as of December 31, 2001 as reported in a Schedule 13G dated February 11, 2002. These securities are deemed to be beneficially owned by the named party as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. Represents sole power to dispose or to direct the disposition of 16,656,000 shares and sole voting power or shared voting power of zero shares.

(3)	Beneficial ownership as of December 31, 2001 as reported in a Schedule 13G dated February 14, 2002. These securities are beneficially owned by the named parties as a result of their direct and indirect ownership of Fidelity Management & Research Company and Fidelity Management Trust Company, which are both wholly owned subsidiaries of FMR Corp., and the previous ownership by Fidelity Management & Research Company of Fidelity International Limited. Fidelity Management & Research Company is the beneficial owner of 12,397,150 shares or 8.41 percent, as a result of acting as investment advisor to various investment companies (commonly referred to as “funds”). Each of Edward C. Johnson 3d, FMR Corp. (through its control of Fidelity Management & Research Company) and the funds has sole power to dispose of the 12,397,150 shares owned by the funds. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the funds, which power resides with the funds’ board of trustees. Fidelity Management Trust Company is the beneficial owner of 399,000 shares or 0.27 percent, as a result of its serving as investment manager of the institutional accounts. Each of Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, has sole dispositive power over 399,000 shares and sole power to vote or to direct the voting of 391,200 shares. Fidelity International Limited, previously a majority owned subsidiary of Fidelity Management & Research Company, is the beneficial owner of 34,300 shares, and has the sole power to vote and sole power to dispose of these shares. Fidelity International Limited currently operates as an entity independent of FMR Corp. and Fidelity Management & Research Company.

(4)	Beneficial ownership as of December 31, 2001 as reported in a Schedule 13G dated February 14, 2002. These securities are beneficially owned by the named parties as a result of the named parties’ advisor and other relationships with the persons who own the shares. The Harris Associates Investment Trust owns 5,460,000 shares, and Harris Associates L.P. serves as investment advisor to this trust. Represents shared power to vote or direct the vote of 12,142,057 shares, sole power to dispose or to direct the disposition of 6,682,057 shares, and shared power to dispose or to direct the disposition of 5,460,000 shares.

(5)	Beneficial ownership as of December 31, 2001 as reported in a Schedule 13G dated February 6, 2002. Represents sole power to vote or direct the vote of 10,347,810 shares, and sole power to dispose or to direct the disposition of 10,347,810 shares.

(6)	Beneficial ownership as of December 31, 2001 as reported in a Schedule 13G dated February 11, 2002. These securities are held by subsidiaries of AXA, principally AXA Financial, Inc. and its subsidiary Alliance Capital Management L.P., which holds them on behalf of client discretionary investment advisory accounts. Represents sole power to vote or direct the vote of 369,300 shares, sole power to dispose or direct the disposition of 8,572,510 shares, shared power to vote or direct the vote of 5,721,600 shares and shared power to dispose or direct the disposition of 9,780 shares.

REPORT OF AUDIT COMMITTEE

Membership and Role of the Audit Committee

The Audit Committee currently consists of the following members of our Board of Directors:

George R. Lewis, Chair
Bruce R. Bond
Robert H. Ewald

Mr. Paul Walsh served on the Audit Committee until he resigned from the Board of Directors effective July 31, 2001.

Each of the members of the Audit Committee is independent as defined under The New York Stock Exchange listing standards. The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of this charter was included as Appendix B in the proxy statement dated April 18, 2001 for the 2001 Annual Meeting of Stockholders.

The primary function of the Audit Committee is to provide advice with respect to Ceridian’s financial matters and to assist the Board in fulfilling its oversight responsibilities regarding finance, accounting, tax and legal compliance. The Audit Committee’s primary duties and responsibilities are to:

•	review and recommend to the Board the selection of Ceridian’s independent auditors

•	consult with Ceridian’s independent auditors and review the scope and significant findings of the audits performed by them

•	review the adequacy and sufficiency of Ceridian’s financial and accounting controls, practices and procedures, the activities and recommendations of its internal auditors and its reporting policies and practices

Review of Ceridian’s Audited Consolidated Financial Statements for the Fiscal Year ended December 31, 2001

The Audit Committee has reviewed and discussed the audited consolidated financial statements of Ceridian for the fiscal year ended December 31, 2001 with Ceridian’s management. Management is responsible for the consolidated financial statements and reporting process, including systems of internal controls. KPMG LLP, Ceridian’s independent auditors, is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States.

The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed the independence of KPMG LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that Ceridian’s audited consolidated financial statements be included in Ceridian’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission.

March 29, 2002

Audit Committee

George R. Lewis, Chair
Bruce R. Bond
Robert H. Ewald

INDEPENDENT AUDITORS AND AUDITOR FEES

The Board has selected KPMG LLP, our present auditors, to audit our accounts for the year ending December 31, 2002. KPMG LLP audited our accounts for the year ended December 31, 2001, and has acted as Ceridian’s and its predecessor’s independent auditors for more than thirty years.

Representatives of KPMG LLP will attend the annual meeting of stockholders. They will have an opportunity to make a statement if they desire to do so, and will be available to respond to stockholder questions.

The following table sets forth the aggregate fees billed to Ceridian for the fiscal year ended December 31, 2001 by KPMG LLP:

Audit Services			$912,000
Financial Information Systems Design and Implementation Services			0
All Other Services:(a)
Audit related fees	348,000	(b)
Tax Services	370,000
Spin-off related	60,000
Other	145,000

Total All Other			923,000

Total Fees			$1,835,000

(a)	The Audit Committee considered whether the provision of these services is compatible with maintaining KPMG LLP’s independence.

(b)	Principally related to third-party reviews of transaction processing controls (SAS 70 reports) and audits of employee benefit plans.

OTHER MATTERS

Ceridian Mailing Address

Our current mailing address is 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425.

Stockholder Proposals for 2003 Annual Meeting

All proposals of stockholders that are requested to be included in our proxy statement for the 2003 Annual Meeting of Stockholders must be received by our Corporate Secretary on or before December 18, 2002, to be included.

Any other stockholder proposals to be presented at the 2003 Annual Meeting of Stockholders must be given in writing to our Corporate Secretary and received at our principal executive offices not less than 60 nor more than 90 days prior to the first year anniversary of the date we mailed our proxy statement in connection with our 2002 Annual Meeting. The proposal must contain specific information required by our Bylaws, a copy of which may be obtained by writing to our Corporate Secretary.

Director Nominations

In accordance with procedures set forth in our Bylaws, stockholders may propose nominees for election to the Board of Directors only after providing timely written notice to the Corporate Secretary, as provided above. The notice must set forth:

•	All of the information required under SEC rules in a proxy statement soliciting proxies for the election of directors

•	The nominee’s business and residence address

•	Name and record address of, and number of shares of Ceridian common stock held by, the stockholder making the nomination

Expenses of Solicitation

The solicitation of proxies is being made by Ceridian and we pay the cost of soliciting proxies. We also arrange with brokerage houses, custodians, nominees and other fiduciaries to send proxy material to their principals, and we reimburse them for their expenses. In addition to solicitation by mail, proxies may be solicited by our employees, by telephone or personally. No additional compensation would be paid for such employee solicitation. We have also retained Georgeson & Company, Inc. to assist in the solicitation of proxies for an estimated fee of $7,500 plus out-of-pocket expenses.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who beneficially own more than 10% of our common stock to file with the SEC reports of ownership regarding the common stock and other Ceridian equity securities.

These persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Ceridian became a publicly reporting company in 2001, in connection with the spin-off. To our knowledge, based on a review of copies of the Section 16(a) reports received during the period from the spin-off to February 14, 2002, all of our officers, directors and beneficial owners complied with the applicable Section 16(a) filing requirements.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K (an annual filing with the SEC) for the year ended December 31, 2001 is included in this year’s Annual Report to Stockholders. Additional copies of the Form 10-K may be obtained without charge by writing to Ceridian Corporation, Attention: Stockholder Services Department, 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425-1640.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote your shares of common stock by marking, signing, dating and promptly returning the enclosed proxy card in the postage paid envelope provided or by voting by telephone or the Internet.

By Order of the Board of Directors

Ronald L. Turner
Chairman, President and Chief Executive Officer

April 16, 2002

Minneapolis, Minnesota

TWO ADDITIONAL WAYS TO VOTE YOUR PROXY VOTE BY TELEPHONE OR INTERNET 24 HOURS A DAY — 7 DAYS A WEEK SAVE YOUR COMPANY MONEY — IT’S FAST AND CONVENIENT

TELEPHONE		INTERNET		MAIL
1-866-358-4698		http://proxyvotenow.com/cen
Use any touch-tone telephone. Have your Proxy Form in hand. Enter the Control Number located in the box below. Follow the simple recorded instructions.	OR	Go to the website address listed above. Have your Proxy Form in hand. Enter the Control Number located in the box below. Follow the simple instructions.	OR	Mark, sign and date your proxy card. Detach card from Proxy Form. Return the card in the postage-paid envelope provided.

Your telephone or Internet vote authorizes the
named proxies to vote your shares in the same
manner as if you have marked, signed and returned
the proxy card. If you have submitted your proxy
by telephone or the Internet there is no need for you
to mail back your proxy.
1-866-358-4698 CALL TOLL-FREE TO VOTE

CONTROL NUMBER FOR TELEPHONE/INTERNET VOTING

DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET
-------------------------------------------------------------------------------------------------------------------------------------------

(Please sign, date and return this proxy card in the enclosed envelope.)	Votes MUST be indicated (x) in Black or Blue ink

1. Election of Directors:	[ ] FOR all nominees listed below	[ ] WITHHOLD AUTHORITY to vote for all nominees listed below	[ ] FOR, except you may withhold authority to vote for any nominee by crossing out his or her name
Nominees:	01) — William J. Cadogan, 02) — Nicholas D. Chabraja, 03) — Robert H. Ewald, 04) — Ronald T. LeMay, 05) — George R. Lewis, 06) — Ronald L. Turner, 07) - Carole J. Uhrich

If you wish to have your vote on all matters kept confidential in accordance with Ceridian Corporation policy, check here [ ]

To change your address, please mark this box and correct at left. [ ]

To include any comments, please Mark this box, and use reverse side [ ]

S C A N L I N E

Please sign exactly as name is printed to the left. Joint owners, co-executors or co-trustees should both sign. Persons signing as attorney, executor, administrator, trustee or guardian should give their full title as such.

DATE

SHARE OWNER SIGN HERE

CO-OWNER SIGN HERE

CERIDIAN CORPORATION
PROXY CARD

This proxy is solicited on behalf of the Board of Directors of Ceridian Corporation for the
Annual Meeting of Stockholders on May 22, 2002.

    The undersigned appoints Ronald L. Turner and Gary M. Nelson, and either of them, the proxies of the undersigned, with full power of substitution in each, to vote at the Annual Meeting of Stockholders to be held on May 22, 2002 and at any adjournment or postponement thereof all of the undersigned’s shares of Ceridian Corporation common stock held of record on April 3, 2002 in the manner indicated on the reverse side hereof, and with the discretionary authority to vote as to any other matters that may properly come before such meeting.

    You are encouraged to specify your choices by marking the appropriate boxes on the reverse side.

    This proxy, when properly signed, will be voted in the manner directed. If no direction is given, this proxy will be voted FOR the election of directors.

  Voting by Mail.  If you wish to vote by mailing this proxy, please sign, mark, date and return it in the enclosed postage-paid envelope.
  Voting by Telephone.  If you wish to vote by telephone, please follow the instructions on the reverse side of this card. If you vote by telephone you do not need to return this card.
  Voting by Internet.  If you wish to vote by Internet, please follow the instructions on the reverse side of this card. If you vote by Internet you do not need to return this card.

(Continued, and to be signed and dated on the reverse side)	CERIDIAN CORPORATION P.O. BOX 11290 NEW YORK, N.Y. 10203-0290